Exhibit 99.4

Consent of Keefe, Bruyette & Woods, Inc.

We hereby consent to (i) the inclusion of our opinion letter, dated March 12, 2007, to the Special Committee of the Board of Directors of PXRE Group Ltd. (“PXRE”) as Annex E to the joint proxy statement/prospectus included in Amendment No. 2 to the Registration Statement on Form S-4 of PXRE filed on June 18, 2007 (the “Registration Statement”) relating to the merger of PXMS Inc., a wholly owned subsidiary of PXRE with and into Argonaut, with Argonaut being the surviving corporation and (ii) all references to Keefe, Bruyette & Woods, Inc. in the sections captioned “Summary — The Merger and Merger Agreement — Opinion of PXRE’s Financial Advisor,” “Risk Factors — Risks Related to the Merger,” “The Merger — Background of the Merger,” “The Merger — PXRE’s Reasons for the Merger and Recommendation of PXRE’s Board of Directors,” “The Merger — Opinions of Financial Advisors,” “The Merger — Opinion of PXRE’s Financial Advisor,” and “Information About PXRE — Overview of Recent Developments” of the joint proxy statement/prospectus which forms a part of the Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), joint proxy statement/prospectus or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts,” for purposes of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

KEEFE, BRUYETTE & WOODS, INC.

By:	/s/ J. Peter J. Bang

J. Peter J. Bang
Principal

New York, New York
June 18, 2007